UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Eagle Bancorp Montana, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EAGLE BANCORP MONTANA, INC.

1400 Prospect Avenue

Helena, Montana 59601

(406) 442-3080

To our Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Eagle Bancorp Montana, Inc. (“Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”). The Annual Meeting is scheduled to be held on Thursday, April 21, 2022, at 11:00 a.m., Mountain time, at the main office of the Bank, located at 1400 Prospect Avenue, Helena, Montana.

The attached Notice of Annual Meeting and Proxy Statement describes the proposals to be voted on at the Annual Meeting. Also contained in this package is Eagle’s Annual Report on Form 10-K for the year ended December 31, 2021, that contains important business and financial information concerning Eagle and the Bank.

The Board of Directors of Eagle has determined that approval of the proposals is in the best interests of Eagle and its stockholders. Therefore, the Board unanimously recommends that you vote in favor of all proposals and in favor of the Board’s nominees for director. Members of the Board and officers of Eagle and Eagle’s independent registered public accounting firm will be available at the Annual Meeting to respond to any questions that you may have regarding the agenda for the Annual Meeting and any adjournment thereof.

Please sign and return the enclosed proxy card promptly. Your cooperation is appreciated since a majority of the common stock outstanding must be represented either in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

On behalf of the Board of Directors and all of the employees of Eagle, I wish to thank you for all your support and interest.

Sincerely yours, /s/ Peter J. Johnson Peter J. Johnson President & Chief Executive Officer

March 16, 2022

EAGLE BANCORP MONTANA, INC.

1400 Prospect Avenue

Helena, MT 59601

(406) 442-3080

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 21, 2022

11:00 a.m. (Mountain Time)

On behalf of the Board of Directors, I am pleased to invite you to attend the 2022 Annual Meeting of Stockholders of Eagle Bancorp Montana, Inc. (“Eagle”), which will be held Thursday, April 21, 2022, at 11:00 a.m. Mountain time. The purposes of the meeting are:

1.	To elect, for various terms, the five nominees named in the accompanying Proxy Statement;

2.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.	To hold an advisory vote on the compensation of our named executive officers;

4.	To approve the proposed amendment to the 2011 Stock Incentive Plan.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Proxy Statement accompanying this Notice of 2022 Annual Meeting of Stockholders describes each of these items in detail. The Proxy Statement contains other important information that you should read and consider before you vote.

The Board of Directors of Eagle has fixed the close of business on Friday, March 4, 2022 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important. You are urged to vote your shares as soon as possible even if you plan to attend the Annual Meeting. Information about how to vote your shares via the Internet, by telephone, or by signing, dating and returning your proxy card can be found in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Peter J. Johnson Peter J. Johnson President & Chief Executive Officer

March 16, 2022

Helena, Montana

EAGLE BANCORP MONTANA, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

APRIL 21, 2022

GENERAL INFORMATION

This Proxy Statement is being furnished to the holders of the common stock of Eagle Bancorp Montana, Inc. (sometimes referred to as “Eagle,” the “Company,” “we,” “our” or “us”), in connection with the solicitation of proxies by the Board of Directors of Eagle for use at the 2022 Annual Meeting of Stockholders, or Annual Meeting, for the purposes set forth in the attached Notice of 2022 Annual Meeting of Stockholders.

This Proxy Statement and proxy card are being sent to holders of the common stock beginning on or about March 16, 2022. A copy of Eagle’s Annual Report to Stockholders, which includes our audited financial statements, also accompanies this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 21, 2022: The Eagle Proxy Statement and accompanying 2021 Annual Report are available at www.investorvote.com/EBMT. The contents of websites are not incorporated herein by reference and any reference to website addresses provided throughout this Proxy Statement are intended to be inactive textual references only.

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Thursday, April 21, 2022
Time:	11:00 a.m., Mountain Time
Place:	The main office of Opportunity Bank of Montana
1400 Prospect Avenue, Helena, Montana

Matters to Be Considered and Acted Upon at the Annual Meeting

Each proxy solicited hereby, if properly signed and returned to Eagle and not revoked prior to its use, will be voted in accordance with the instructions indicated on the proxies. If no contrary instructions are given, each signed proxy received will be voted in favor of the following:

Proposal 1 – Election of the nominees of the Board of Directors: Laura F. Clark, Benjamin G. Ruddy, Maureen J. Rude, Rick F. Hays and Peter J. Johnson.

Proposal 2 – Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2022.

Proposal 3 – Advisory vote on executive compensation.

Proposal 4 – Amendment No. 4 (the “2011 Plan Amendment”) to our 2011 Stock Incentive Plan (the”2011 Plan”).

We will also transact any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only proxies that are returned can be counted and voted at the Annual Meeting.

Who is Entitled to Vote?

Only holders of record of our common stock at the close of business on March 4, 2022 (the "Record Date"), will be entitled to vote at the Annual Meeting and any postponements or adjournments of that meeting. On the Record Date, we had 6,694,811 outstanding shares of common stock. Each share of common stock is entitled to one vote.

How do I Vote?

If on the record date your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record and you may vote using any of the following methods:

By Internet – You can vote via the Internet by going to www.investorvote.com/EBMT and following the instructions outlined on that website;

By Telephone – In the United States and Canada, you can vote telephonically by calling 1-800-652-8683 (toll free) and following the instructions provided by the recorded message; or

By Mail – You can vote by mail by filling out the enclosed proxy card and returning it pursuant to the instructions set forth on the card.

In Person at the Annual Meeting - Stockholders of record may attend the Annual Meeting and vote in person.

What if My Shares are Held in “Street Name”?

If on the record date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. You will receive instructions from your bank, broker or other nominee describing how to vote your shares. The availability of Internet and telephone voting may depend on the voting process of the organization that holds your shares. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record you will need to obtain a proxy from your brokerage firm, bank, dealer or other organization that holds your shares to vote your shares at the Annual Meeting.

May I Revoke My Proxy?

A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by:

●	giving written notice of revocation to the Secretary of Eagle;
●	properly submitting to Eagle a duly-executed proxy bearing a later date; or
●	attending the Annual Meeting and voting in person.

You may also change or revoke your proxy by Internet or telephone prior to 11:59 p.m. Mountain Time on Wednesday, April 20, 2022. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Eagle Bancorp Montana, Inc., P.O. Box 4999, Helena, Montana 59604, Attention: Chantelle Nash. Proxies solicited hereby may be exercised only at the Annual Meeting and will not be used for any other meeting.

What are the Quorum Requirements?

The presence in person or by proxy of the holders of shares representing at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Shares represented by proxies marked as abstentions will be counted toward determining the presence of a quorum. With respect to any matter, any shares for which a broker indicates on the proxy that it does not have discretionary authority as to such shares to vote on such matter, or broker non-votes, will be considered present for the purposes of determining whether a quorum is present. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting shall be adjourned in order to permit further solicitation of proxies.

What are the Voting Procedures?

Once a quorum has been established, the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting is required to approve the proposals described in this Proxy Statement, except as described below.

Directors will be elected by a plurality of votes (the highest number of votes cast). Stockholders are not permitted to cumulate their votes for the election of directors or any other purpose. Votes may be cast for or withheld from each nominee for election as directors. Votes that are withheld will have no effect on the outcome of the election for directors because directors will be elected by a plurality of votes cast. With respect to the other proposals to be voted upon at the Annual Meeting, stockholders may vote for or against a proposal or may abstain from voting.

The favorable vote of holders of a majority of the shares entitled to vote and present in person or by proxy at the Annual Meeting will be required for the approval, on an advisory basis, of Proposal 3. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions. The ratification of Moss Adams LLP as independent registered public accounting firm for the fiscal year ending December 31, 2022 and approval of the 2011 Plan Amendment will require the affirmative vote of a majority of the outstanding shares of common stock entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against these proposals.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”  The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3) and the proposal to approve the 2011 Plan Amendment (Proposal 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3 and 4. However, since directors are elected by a plurality of votes, broker non-votes will have no effect on the outcome of the election of directors.

Eagle’s Annual Report to Stockholders, which includes its annual report on Form 10-K for its year ended December 31, 2021, is being mailed to stockholders with this Proxy Statement. Eagle has filed its annual report with the Securities and Exchange Commission. Stockholders may obtain, free of charge, an additional copy of the annual report on Form 10-K by requesting it from Chantelle Nash in writing at Eagle Bancorp Montana, Inc., P.O. Box 4999, Helena, Montana 59604, or by calling her at (406) 442-3080.

Executed, unmarked proxies will be voted FOR all nominees for Director, and FOR Proposals 2, 3 and 4. Except for procedural matters incidental to conduct of the Annual Meeting, Eagle knows of no other matters expected to come before the Annual Meeting.

Proxies solicited hereby are to be returned to Eagle’s transfer agent, Computershare. The Board of Directors has designated Chantelle Nash, corporate secretary, to act as Inspector of Election and tabulate votes at the Annual Meeting. After the final adjournment of the Annual Meeting, the proxies will be returned to Eagle.

Who Bears the Cost of Proxy Solicitation?

All costs of solicitation of proxies will be borne by Eagle. In addition to solicitation by use of mail, directors, officers and other employees of Eagle or Opportunity Bank of Montana (sometimes referred to as the “Bank” or “Opportunity Bank”) may solicit proxies personally, or by mail or telephone or other means and will not receive any special compensation for their services. Eagle will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to the beneficial owners of common stock.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of February 28, 2022, except as specifically noted, with respect to ownership of Eagle’s common stock by: (i) the Opportunity Bank of Montana Employee Stock Ownership Plan, or the (“ESOP”); (ii) the named executive officers, nominees for director and directors of Eagle; (iii) all the directors, nominees for director and executive officers of Eagle as a group; and (iv) each person known to be a beneficial owner of more than 5% of the outstanding shares of common stock. Beneficial ownership of shares is determined under the SEC’s rules and generally includes any shares over which a person exercises sole or shared voting or investment power. All information shown regarding persons other than executive officers, directors and nominees for director is based on information reported on Schedules 13D and 13G, or amendments thereto, filed with the SEC on the dates indicated in the footnotes to this table, and percentages as calculated assuming continued beneficial ownership at February 28, 2022.

The percentages of beneficial ownership were calculated on the basis of 6,694,811 shares of common stock outstanding as of February 28, 2022.

	Common Stock(1)
Name and Address(2)	Number of Shares Beneficially Owned		Percent of Class

Directors, Nominees for Director and Named Executive Officers

Rick F. Hays	31,582		*
Peter J. Johnson	91,092	(3)(4)	1.4%
Thomas J. McCarvel	37,522		*
Maureen J. Rude	7,038		*
Shavon R. Cape	9,358		*
Tanya J. Chemodurow	7,068		*
Kenneth M. Walsh	196,085	(5)	2.9%
Corey Jensen	4,143		*
Benjamin G. Ruddy	14,736	(4)	*
Cynthia A. Utterback	2,457		*
Laura F. Clark	12,955	(4)	*
Dale F. Field	19,821	(3)(4)	*

Directors and Executive Officers as a group (18 persons)	495,282		7.4%

More than 5% Beneficial Owners

Manulife Financial Corporation 200 Bloor Street East Toronto, Ontario Canada, M4W 1E5	378,789	(6)	5.7%

Opportunity Bank of Montana Employee Stock Ownership Plan 1400 Prospect Avenue Helena, MT 59601	239,902		3.6%

*	Represents less than 1% of outstanding shares.

(1)

Except as otherwise noted, all beneficial ownership by directors, nominees and executive officers is direct and each director, nominee or executive officer exercises sole voting and investment power over the shares.

(2)	Unless otherwise indicated, the address for each director, nominee and executive officer of the Company is c/o Eagle Bancorp Montana, Inc., 1400 Prospect Avenue, Helena, MT 59601.
(3)	Includes common stock held in the Bank’s Non-Contributory Profit Sharing Plan.
(4)	Includes common stock held in the Bank’s ESOP.
(5)	Includes 67,270 shares held jointly with his spouse.
(6)

Based on information set forth in Schedule 13G filed on February 16, 2022. The shares are directly held by two wholly- owned subsidiaries of Manulife Financial Corporation. Manulife Investment Management (US) LLC holds 378,780 shares and Manulife Investment Management Limited holds 9 shares.

CORPORATE GOVERNANCE

Board Independence

Under the listing standards of the Nasdaq Stock Market LLC, a majority of our Board members must be “independent.” The Board of Directors annually determines whether each of our directors is independent. In determining independence, the Board follows the independence criteria set forth in the Nasdaq Marketplace Rules, and considers all relevant facts and circumstances.

Eagle’s Board of Directors has affirmatively determined that the following seven directors are “independent,” as defined by the Marketplace Rules of the Nasdaq Stock Market LLC: Messrs. Jensen, Hays and McCarvel, and Ms. Cape, Chemodurow, Rude and Utterback. Messrs. Johnson, Walsh and Ruddy do not meet these independence standards because they are executive officers and/or employees, or have been an employee within the last three years. Under the Marketplace Rules, a director can be independent only if the director does not trigger a categorical bar to independence and the board of directors affirmatively determines that the director does not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director. In determining the independence of the directors, the Board considered the relationships described under “Transactions with Certain Related Persons,” which it determined were immaterial to the individual’s independence.

Board Attendance and Committees

The business of the Bank’s Board of Directors is conducted through regular monthly meetings, while Eagle’s Board has regular quarterly meetings. Additional meetings are scheduled as circumstances warrant. During the year ended December 31, 2021, the Board of Eagle met fourteen (14) times and the Board of the Bank also met fourteen (14) times. The independent directors and the CEO met six (6) times in executive sessions during 2021. All Directors who served as directors during the full year ended December 31, 2021, attended at least 75% of the total Board and committee meetings to which they were assigned. Directors are encouraged, but not required, to attend the Annual Meeting. All of the then members of the Board attended the 2021 Annual Meeting.

The Board of Directors has three standing committees: Audit, Compensation and Nominating. The charter for each of our committees can be found at www.opportunitybank.com under “About Us – Code of Ethics.”

Membership in each of the committees, as of March 16, 2022, is shown in the following chart:

Audit	Compensation	Nominating

Maureen J. Rude (Chairman)	Thomas J. McCarvel (Chairman)	Shavon R. Cape (Chairman)
Rick F. Hays	Tanya J. Chemodurow	Tanya J. Chemodurow
Cynthia A. Utterback	Corey Jensen	Thomas J. McCarvel
Corey Jensen

All directors served on the respective committees listed above for the entire 2021 fiscal year except as follows:

●

Nominating Committee – Ms. Cape was elected to the committee and named Chairman in April 2021. Mr. McCarvel was elected as a member of the committee in April 2021. Ms. Chemodurow was elected as a member in February 2022.

Audit Committee. Eagle has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met ten (10) times during the year ended December 31, 2021. The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility for oversight of Eagle’s accounting and the quality and integrity of Eagle’s financial reporting process. Each member is “independent”, in accordance with the Nasdaq Marketplace Rules and SEC regulations applicable to audit committee members. The Board of Directors has determined that Ms. Rude meets the requirements of “audit committee financial expert”, within the meaning of SEC regulations. A description of Ms. Rude’s experience is provided above under “Proposal 1 – Election of Directors.” The Board believes that the other members of the Audit Committee are qualified to serve based on their experience and background.

The Audit Committee has adopted a written charter which describes the Committee’s principal duties and responsibilities including, but not limited to:

●	Direct responsibility for the appointment, compensation, retention, oversight and termination of the independent registered public accounting firm;

●

Oversight and review of the annual financial reporting process and adequacy and integrity of Eagle’s financial information (including corporate accounting, financial reporting practices, and the quality of the financial reports of Eagle);

●	Oversight and review of the legal and regulatory requirements of Eagle;

●	Oversight and review of the independent registered public accounting firm’s qualifications and independence;

●	Oversight and review of the performance of Eagle’s internal audit function and the independent accountants and other mandated Audit Committee duties;

●	Oversight and review of the system of internal controls and safeguards;

●

Review with the independent registered public accounting firm, the internal auditor and management the adequacy of Eagle’s internal controls and any material weaknesses, any findings or recommendations from the independent registered public accounting firm, all critical accounting policies and all other material matters relating to the audit procedures;

●	Review of related party transactions, legal and regulatory matters material to the financial statements and the compliance programs of Eagle;

●

Maintenance of an open avenue of communication between the Board of Directors, senior management, internal auditors, and Eagle’s independent registered public accounting firm and to permit internal auditors and the independent registered public accounting firm to meet with the Audit Committee without the presence of management; and

●	Oversight, review and approval of audit, audit-related, tax and all other fees.

As required under the Sarbanes-Oxley Act of 2002, the Audit Committee has in place procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee. Each member of the committee is “independent” in accordance with the listing standards of the Nasdaq Marketplace Rules applicable to compensation committee members. The Compensation Committee reviews all compensation components for our executive officers, including salary, bonus, and deferred compensation plans. In setting appropriate compensation for the executive officers, the Committee considers the performance of Eagle, the level of salary, bonus and stock options and other benefits provided to executive officers of comparable companies, and the level of compensation paid in recent years. As described in the Committee’s charter, the Compensation Committee may delegate authority to one or more members but any decisions made as a result of that delegation must be considered by the full Committee at its next scheduled meeting. In its oversight of compensation programs, prior to making recommendations to the full Board, the Committee reviews recommendations from the CEO regarding the other executive officers. Decisions by the Compensation Committee are approved by the full Board of Directors. The Compensation Committee met two (2) times during the year ended December 31, 2021. The Committee engaged an outside compensation consultant, Pearl Meyer and Partners, LLC, during 2020 to review executive and director compensation. In addition, the consultants reviewed the Compensation Committee’s charter and responsibilities. The consultants were engaged by the Compensation Committee, with management assisting in the preparation of data requested by the consultants. Pearl Meyer and Partners, LLC was selected due to its familiarity with the Company as it had performed a review of the Company’s employee compensation practices in 2017 and 2018. The committee expects to engage outside consultants every two to three years. The consultants were asked to review and analyze comparisons of senior executive compensation and benefits and director compensation utilizing independent surveys and their own database of compensation information. The consultants also considered criteria used by the FDIC in determining excessive compensation. The consultants provided conclusions regarding the salary and benefit levels of senior management and the board of directors. The Compensation Committee has assessed the independence of Pearl Meyer and Partners, LLC, as required under the Nasdaq Marketplace Rules. The Compensation Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to any of the compensation consultants described above. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Pearl Meyer and Partners, LLC.

The Nominating Committee. All current members are “independent” in accordance with the listing standards of the Nasdaq Marketplace Rules. The Nominating Committee met two (2) times during 2021, plus portions of regular board meetings are used to review candidates under consideration. On January 20, 2022, the Nominating Committee recommended to the Board of Directors, nominees for directors for election at the 2022 Annual Meeting. Only those nominations made by the Nominating Committee or properly presented by stockholders will be voted upon at the Annual Meeting. In its deliberations for selecting candidates for nominees as director, the Nominating Committee considers the candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would provide for adequate representation of Eagle’s market area. Any nominee for director made by the Nominating Committee must be highly qualified with regard to some or all these attributes. In searching for qualified director candidates to fill vacancies on the Board, the Nominating Committee solicits its current Board of Directors for names of potentially qualified candidates. Additionally, the Nominating Committee may request that members of the Board pursue their own business contacts for the names of potentially qualified candidates. The Nominating Committee would then consider the potential pool of director candidates, select the candidate the Nominating Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history, potential conflict of interest or regulatory issue that would cause the candidate not to be qualified to serve as a director of Eagle. As a policy, the Nominating Committee will consider director candidates recommended by Eagle’s stockholders. If a stockholder properly submits a proposed nominee, the Nominating Committee would consider the proposed nominee, along with other proposed nominees recommended by members of Eagle’s Board of Directors, in the same manner in which the Nominating Committee would evaluate its nominees for director. Additionally, the Nominating Committee annually reviews the Board’s size, structure, composition and functioning, to ensure an appropriate blend and balance of diverse skills and experience. Diversity may encompass a candidate’s gender, race, national origin, educational and professional experiences, expertise and specialized or unique technical backgrounds and/or other tangible or intangible aspects of the candidate’s qualifications in relation to the qualifications of the then current board members and other potential candidates. The Nominating Committee does not have a formal policy specifying how diversity should be applied in identifying or evaluating director candidates, and diversity is but one of many factors the Nominating Committee may consider. For a description of the proper procedure for stockholder nominations, see “Stockholder Proposals and Nominations” in this Proxy Statement.

Board Diversity

The following table sets forth certain Board diversity information with respect to each director. The information is based on voluntary self-identification by each Board member.

Board Diversity Matrix (As of January 31, 2022)
Total Number of Directors	10
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	6	--	--
Part II: Gender Identity
African American or Black	--	--	--	--
Alaskan Native or Native American	--	--	--	--
Asian	--	--	--	--
Hispanic or Latinx	--	--	--	--
Native Hawaiian or Pacific Islander	--	--	--	--
White	4	6	--	--
Two or More Races or Ethnicities	--	--	--	--
LGBTQ+	--	--	--	--
Did Not Disclose Demographic Background	--	--	--	--

Board Policies Regarding Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board. Stockholders wishing to communicate with the Board of Directors should send any communications to Chantelle Nash, Secretary, Eagle Bancorp Montana, Inc., P.O. Box 4999, Helena, Montana 59604. Any communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has authority to discard the communication or take appropriate legal action.

Board Leadership Structure

The Board of Directors is responsible for overseeing the exercise of corporate power and ensuring that the Company’s business and affairs are managed to meet our stated goals and objectives. The Board ensures that we have an effective management team in place to run our business and serves to protect and advance the long-term interests of our stockholders. The role of our executive officers is to develop and implement a strategic business plan for the Company and to grow our business. Our employees conduct our business under the direction of our President and Chief Executive Officer and with the independent oversight of the Board.

The leadership structure of the Board of Directors is provided through a Chairman and a Vice Chairman. Eagle’s current practice is to not combine the Chief Executive Officer and Chairman roles. The Board believes that having an outside, independent director serve as chairperson is the most appropriate leadership structure for the Board at this time, as it enhances the Board’s independent oversight over management and strategic planning, reinforces the Board’s ability to exercise its independent judgment to represent stockholder interests and strengthens the objectivity and integrity of the Board. The Chairman, Rick F. Hays, presides over meetings of the Board, prepares meeting agendas in consultation with senior management and Vice Chairman Thomas J. McCarvel, evaluates Director candidates, manages the Board’s process for self-assessment and evaluation of the Chief Executive Officer, and presides over all meetings of the stockholders. The Chairman presides over executive sessions of the independent directors, and briefs, as appropriate, the full board about the results of such executive sessions. The Vice Chairman presides over Board meetings at which the Chairman is not present. The Board of Directors periodically review the Company’s leadership structure and may modify the structure as it deems appropriate given the specific circumstances then facing the Company.

The Board’s Role in Risk Oversight

Management is responsible for identifying, evaluating, managing and mitigating the Company’s exposure to risk. It is the Board’s responsibility to oversee the Company’s risk management process and to ensure that management is taking appropriate action to identify, manage and mitigate key risks. The Board executes its oversight responsibility for risk management directly and through its Committees, as follows:

The Audit Committee has primary responsibility for discussing polices with management and our independent registered public accounting firm, as appropriate, with respect to risk oversight including Eagle’s major business and financial risk exposures, including cybersecurity risks, and providing the Board with advice and recommendations regarding the ongoing development of risk oversight and management policies that set out the roles and respective accountabilities of the Board, the Committee, management and the internal audit function. The policies cover the areas of risk oversight, compliance and control, risks arising from related person transactions, and assessment of effectiveness. The Audit Committee’s meeting agenda includes discussions of individual risk areas throughout the year. For additional information, see “Proposal 1 – Election of Directors – Board Attendance and Committees.”

The Board’s other committees, which are the Nominating Committee and the Compensation Committee, oversee risks associated with their respective areas of responsibility. For example, the Nominating Committee considers risks associated with corporate succession plans, and the Compensation Committee reviews risks associated with our compensation policies and practices relating to our executive officers.

The Board also considers risks relating to our strategic plan, in part by receiving regular reports from the heads of our principal business and corporate functions that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with regular Board meetings and are discussed, as necessary, at the meetings. The management team provides monthly COVID-19 updates to the Board.

Code of Ethics

In 1992 the Board of Directors of the Bank first adopted a Code of Ethics and Conflict of Interest Policy. It is reviewed and modified as necessary. The most recent review and approval was on May 20, 2021. The Code of Ethics and Conflict of Interest Policy is applicable to each of Eagle’s directors, officers and employees, including the principal executive officer, principal financial officer and principal accounting officer, and requires individuals to maintain the highest standards of professional conduct and to provide an annual attestation. We expect that any amendments to such code or any waivers of its requirements, will be disclosed on our corporate website. A copy of the Code of Ethics and Conflict of Interest Policy is available on Eagle’s website at www.opportunitybank.com. Persons may also receive a copy of the Code of Ethics and Conflict of Interest Policy free of charge by requesting it in writing from Peter J. Johnson at Eagle Bancorp Montana, Inc., P.O. Box 4999, Helena, Montana 59604, or by calling him at (406) 442-3080.

Hedging, Short Sales, and Pledging Policies

Our Insider Trading Policy applies to our directors and employees, as well as family trusts or similar entities controlled by or benefiting individuals subject to the Insider Trading Policy. The policy strongly discourages directors, officers, and employees who are Insiders (as defined in the policy), from hedging transactions involving Company securities, and it also strongly discourages transactions that establish downside price protection, including short sales, and buying or selling put options, call options, or other derivatives of Company securities. The policy prohibits Insiders from holding securities in a margin account or pledges as collateral, except in certain circumstances with pre-approval from our Insider Trading Compliance Officer.

Stock Ownership Guidelines for Non-Employee Directors

In an effort to ensure that the interests of our non-employee directors are aligned with our stockholders, the Company established non-employee director stock ownership guidelines that require non-employee directors to own shares equal to five times their annual cash retainer. The Chief Executive Officer is also subject to stock ownership guidelines as well that require him to own shares equal to two times his base salary. Non-employee directors are expected to meet this requirement within five years of the later of September 30, 2024 or the date of their election or appointment to the Board. If the compliance date were the Record Date, all of the non-employee director nominees have either met the stock ownership guidelines or are within the five-year phase-in period. Mr. Johnson, our Chief Executive Officer has met the Company’s stock ownership guidelines.

Directors’ Compensation

The Compensation Committee evaluates director compensation and compares the Company’s director compensation to that offered by peer companies. The Board’s general policy is that compensation for the non-employee directors should be a mix of cash and equity-based compensation. During the year ended December 31, 2021, each non-employee director, except for Chairman of the Board, Chairman of the Audit Committee and Chairman of the Compensation Committee was paid an annual fee of $25,000. Each director also received $5,000 in restricted stock under the 2020 Non-Employee Director Award Plan. The restricted stock is rounded down to avoid a fractional share award and vests on the one year anniversary of the grant. The Chairman of the Board received an annual fee of $35,000, the Chairman of the Audit Committee received an annual fee of $30,000 and the Chairman of the Compensation Committee received an annual fee of $26,000. Also, each non-employee director, other than the Chairman of the Board, was paid $400 for each committee meeting attended. No fees are paid for director attendance at Board meetings other than $100 per month for any director who travels to Board meetings from out of town. The total fees paid to the directors of Eagle for the year ended December 31, 2021, were $273,200. Eagle has no other director compensation plans or director deferred compensation plans other than the 2011 Stock Incentive Plan. The Stock Incentive Plan was approved at the annual meeting in 2011 and amended in 2015, 2017 and 2020. While the Board has the flexibility to determine at the time of each grant the vesting provisions for that grant, these restricted stock awards typically vest over five years following the date of grant. The 2020 Non-Employee Director Award Plan was approved at the annual meeting in 2020 and provides for annual grants of restricted stock.

Each director of Eagle also serves as a director of Opportunity Bank. Directors do not receive additional compensation for their service on the board of Opportunity Bank. The compensation of Mr. Johnson, President and CEO, is reported under “Executive Compensation” below and accordingly is not included in the following table. Mr. Ruddy does not receive any director compensation since he is employed by Opportunity Bank. We reimburse our directors for reasonable expenses incurred in connection with attending Board and Board committee meetings.

2021 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)

Rick F. Hays	$35,000	$4,986	$--	$39,986
Thomas J. McCarvel	36,000	4,986	--	40,986
Maureen J. Rude	37,600	4,986	--	42,586
Shavon R. Cape	35,700	4,986	--	40,686
Tanya J. Chemodurow	32,400	4,986	--	37,386
Kenneth M. Walsh	34,200	4,986	--	39,186
Corey Jensen	30,500	4,986	--	35,486
Benjamin G. Ruddy(2)	--	--	244,524	244,524
Cynthia A. Utterback	31,800	4,986	--	36,786

(1)

The amounts shown in this column represent the aggregate grant date fair value of the restricted stock granted to each director in 2021, computed in accordance with Financial Accounting Standards Board ASC Topic 718. As of December 31, 2021, the aggregate number of unvested restricted stock shares outstanding for each director is included in the table below.

Name	Number of Restricted Stock Shares

Rick F. Hays	221
Thomas J. McCarvel	221
Maureen J. Rude	221
Shavon R. Cape	221
Tanya J. Chemodurow	221
Kenneth M. Walsh	221
Corey Jensen	2,181
Benjamin G. Ruddy	3,920
Cynthia A. Utterback	4,141

(2)

All other compensation for Mr. Ruddy reflects compensation paid to Mr. Ruddy as an employee, not a director. Mr. Ruddy’s compensation includes: salary of $185,000; bonus of $31,572; 401(k) company match of $4,281; life and medical insurance of $8,323; profit sharing contribution of $11,414; and ESOP of $3,934.

PROPOSAL 1 - ELECTION OF DIRECTORS

Eagle’s Bylaws provide that the Board of Directors be composed of not less than five or more than fifteen members, whose terms are divided into three approximately equal classes. The members of each class are elected for a term of three years or until their successors have been elected and qualified or until their earlier death, resignation or removal. One class is elected annually.

Board Nominees

Five directors will be elected at the Annual Meeting. The Nominating Committee has recommended to our Board of Directors, and the Board of Directors has approved the nomination of current directors Benjamin G. Ruddy, Maureen J. Rude, Rick F. Hays and Peter J. Johnson for re-election and new director Laura F. Clark. If elected, Mr. Ruddy, Ms. Rude, Mr. Hays and Mr. Johnson will each serve as a director for a three-year term expiring at the Annual Meeting to be held in 2025 and Ms. Clark will serve as a director for a two-year term expiring at the Annual Meeting to be held in 2024.

The Board’s Nominating Committee determines nominees for election as directors. The Bylaws also allow stockholders to submit nominations in writing directly to the Corporate Secretary (see “Stockholder Proposals and Nominations”). No stockholder nominations have been received by Eagle as of the date of this Proxy Statement. There are no arrangements known to management between the persons named and any other person pursuant to which such nominees were selected.

The persons named in the enclosed proxy intend to vote for the election of the named nominees, unless the proxy is marked by the stockholder to the contrary. Each nominee has consented to being named in this proxy statement and to serve as a director if elected. If any nominee is unable to serve, all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. The Board of Directors knows of no reason why any nominee might be unable to serve.

The following table sets forth certain information as of December 31, 2021, with respect to each nominee.

Name	Age	Director Since(1)	New Term to Expire(2)

Laura F. Clark	65	--	2024
Benjamin G. Ruddy	43	2019	2025
Maureen J. Rude	59	2010	2025
Rick F. Hays	69	2007	2025
Peter J. Johnson	64	2007	2025

(1) Includes prior service on Eagle’s predecessor company.
(2) Terms expire on the date of the Annual Meeting.

Information Regarding Nominees

Laura F. Clark joined the organization in March 2014 and serves as the Executive Vice President/Chief Financial Officer/Chief Operating Officer of the Bank and Eagle. She was formerly the Senior Vice President and Chief Financial Officer of the Bank of Bozeman from 2005 to 2014. Her experience spans over 40 years and includes a variety of executive positions with First National Bancorp, Bankers Resource Center, Security Bank, Bank of Montana System and Montana Bancsystem. Ms. Clark holds a Bachelor of Arts degree in Business Administration from Montana State University-Billings. She currently serves as a board member of ExplorationWorks, a local Science Center that provides programs for early childhood education, STEM (science, technology, engineering and math) and healthy living, and is an active member of a local Rotary Club. She is also a board member of Montana Independent Bankers. Ms. Clark’s experience as a chief financial officer in commercial banking including eight years at the Bank will provide the Board with valuable insight.

Benjamin G. Ruddy has served as Vice President/Agricultural Division since October 2019. He joined Opportunity Bank in January 2019 as Vice President/Market President. He was previously the President of Big Muddy Bancorp, Inc. and The State Bank of Townsend and its predecessor since 2011 until it was acquired by the Company on January 1, 2019. He has worked in corporate finance and lending for the past 21 years with progressing responsibilities. His expertise in agriculture lending and putting together two merger transactions provides valuable knowledge to the Board. He is a previous board member on the Rocky Mountain Front Community Foundation.

Maureen J. Rude recently retired as the Executive Director of the Montana Homeownership Network/NeighborWorks Montana, a position she held since 2016. She served as its Operations Director since March 2008, coordinating statewide homebuyer education, planning and lending programs. She was the Montana Director for Fannie Mae from 2000 to 2008 and the Executive Director of the Montana Board of Housing from 1995 to 2000. She was in the 2005 class of Leadership Montana. In February 2014, Ms. Rude was awarded a certificate of completion for the NeighborWorks Achieving Excellence in Community Development program from Harvard University’s John F. Kennedy School of Government. She is a Certified Housing Development Professional and a Certified Public Accountant (retired). Ms. Rude brings a wealth of knowledge from her management and accounting experience, and she is well known throughout the state’s housing finance communities. Her expertise in residential housing complements the Bank’s business.

Rick F. Hays is Chair of the Board of Directors. Mr. Hays retired from Qwest Communications in November 2006, where he served as Montana President for Qwest operations, a position he held since 1996. He worked in the telecommunications industry for over 32 years. He has served on the boards of numerous civic, educational and charitable organizations ranging from the community hospital board to the regional airport authority. Mr. Hays’ experience as a senior executive at a large public telecommunications company brings leadership, vision and extensive business and operating experience to the Board.

Peter J. Johnson has served as President and CEO of Eagle since December 2009. He has also served as President of the Bank since July 2007 and CEO since November 2007. Prior to being named President, he had served as the Company’s Executive Vice President and Chief Financial Officer. He joined the Bank in 1981. He previously served on the Montana Independent Bankers Association (“MIB”) board of directors and served as a member of the Federal Reserve Board’s Community Depository Institution Advisory Council from 2010-2012. He is a past chairman of the Helena Area Chamber of Commerce, the Diocese of Helena Finance Council, and St. Peter’s Health Foundation Board. He is a member of the Independent Community Bankers of America’s Political Action Committee, St. Peter’s Health Foundation board, and is Montana’s Federal Delegate to the Independent Community Bankers of America.

Mr. Johnson’s role as Chief Executive Officer provides the Board with access to an experienced banking executive with a thorough understanding of the Company’s business and of the banking industry. His previous experience as Chief Financial Officer also provides the board with expertise in financial management and strategic planning.

Election Procedures

The affirmative vote of a plurality of the votes cast at an Annual Meeting at which a quorum is present is required for the election of each of the nominees for director. This means that the five (5) director nominees, who receive the most votes from the holders of the outstanding shares of common stock for their election at the 2022 Annual Meeting will be elected to the five respective board seats.

Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of common stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one or more but not all of the nominees, all shares of common stock represented by any such proxy will be voted FOR the election of the nominee or nominees, as the case may be, as to whom such authority is not withheld.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

Directors Continuing in Office

A brief description of the background of each of our continuing directors, together with experience, qualifications, attributes or skills that caused our Board of Directors to determine that the individual should serve as a director, is set forth below.

The following table sets forth certain information as of December 31, 2021 with respect to each director continuing in office.

Name	Age	Director Since(1)	Current Term to Expire(2)

Cynthia A. Utterback	57	2019	2023
Corey Jensen	49	2018	2023
Tanya J. Chemodurow	57	2015	2023
Kenneth M. Walsh	67	2018	2024
Shavon R. Cape	51	2015	2024
Thomas J. McCarvel	72	1998	2024

(1) Includes prior service on Eagle’s predecessor company.
(2) All terms expire on the date of the Annual Meeting.

Cynthia A. Utterback has served as a CPA at Anderson Zurmuehlen, where she provides tax services for businesses, individuals, trusts and estates, since 1991. Her service concentrations are professional service businesses, real estate developers and investors, manufacturers, wholesale and retail sales, estate planning, trust taxation, charitable giving and nonprofit organizations. Ms. Utterback is a member of the American Institute of CPAs and the Montana Society of CPAs. She graduated from the University of Texas at El Paso with a Bachelor of Business Administration in Accounting. Ms. Utterback’s experience as a shareholder at a major Montana public accounting firm provides the Board with expertise in financial and enterprise risk management, operational controls and effectiveness, tax strategies and strategic planning.

Corey Jensen is President and Chief Executive Officer of Vision Net Inc., a technology company specializing in providing information technology and communication network support services to businesses, headquartered in Billings, Montana.  He has served in a variety of roles with Vision Net since 2000. He currently serves on the board of INDATEL Services LLC, a nationwide telecommunications company that provides broadband connectivity to customers in rural and metropolitan areas.  Mr. Jensen is also active with BillingsWorks, which promotes high tech job creation in Yellowstone County.  He provides the Board with valuable expertise in the technology industry as well as risk management.

Tanya J. Chemodurow has been President of Abatement Contractors of Montana, LLC, headquartered in Missoula, since 2004.  She oversees all aspects of environmental remediation and construction projects, specializing primarily in government contracting, asbestos, lead, mold remediation and general construction. Ms. Chemodurow’s small business experience provides valuable insight to the Board as the Company expands its commercial lending capabilities.

Kenneth M. Walsh served as President and CEO of Ruby Valley Bank from 1989 until it was acquired by the Company on January 31, 2018. He retired as Opportunity Bank’s Market President of the Ruby Valley Market on March 31, 2020. He has served on various committees for the Independent Community Bankers of America and attended numerous agriculture banking conferences and seminars. Currently he manages the family ranch that he grew up on in southwest Montana. He was elected to the Montana Legislature in 2020 and serves in the House of Representatives from his home district. His expertise in the agricultural lending specialty, in addition to his experience running a community bank, provides valuable knowledge to the Board.

Shavon R. Cape is co-founder of a company formed in 2003 now known as JWT Restaurant Group, LLC, which develops and operates various real estate ventures and hotels in the Bozeman and Billings markets. Prior to that she was a Financial Advisor with D. A. Davidson and Wachovia Securities. Ms. Cape’s experience with development projects and in the financial services industry brings valuable knowledge to the Board.

Thomas J. McCarvel served as a Vice President of Carroll College in Helena from December 1991 until his retirement in January 2017. From 1988 to 1991, he was the Chief Operating Officer of Anderson ZurMuehlen & Co., P.C., a public accounting firm in Helena, which served as the Company’s independent auditor prior to fiscal year 2006. His career also included founding and managing Bert & Ernies restaurants in Helena, Great Falls and Billings, Montana. Mr. McCarvel brings management and marketing experience to the Board, as well as helping to provide vision and experience to the strategic planning and financial management aspects of the Company.

EXECUTIVE OFFICERS

The following is a list of the names and ages of our executive officers not otherwise listed among the directors and director nominees of the Company, all positions and offices held by each person and each person’s principal occupations or employment during the past five years. There are no family relationships between any executive officers and directors.

Name	Age	Position

Rachel R. Amdahl	53	Senior Vice President/Chief Operations Officer.

Dale F. Field	50	Senior Vice President/Chief Credit Officer

Chantelle R. Nash	51	Senior Vice President/Chief Risk Officer

Mark A. O’Neill	50	Senior Vice President/Chief Lending Officer

P. Darryl Rensmon	60	Senior Vice President/Chief Information Officer

Linda M. Chilton	57	Senior Vice President/Chief Retail Officer

Alana M. Binde	54	Senior Vice President/Chief Human Resource Officer

Rachel R. Amdahl has served as Senior Vice President/Chief Operations Officer of the Bank since February 2006. Prior to being named the Senior Vice President/Chief Operations Officer, she served as Vice President/Operations since 2000. She joined the Bank in 1987. She is a current member of the General Federation of Women’s Club and a past board member of the Lewis and Clark County United Way and the Women’s Leadership Network in Helena.

Dale F. Field joined Eagle in 2001 as Vice President/Commercial Lender and was promoted to Vice President/Chief Credit Administration Officer in 2011. He was promoted to Senior Vice President/Chief Credit Officer in July 2014. Mr. Field currently serves as a Board Member on the Western Bankers Association-Bankers Benefits Board. He has previously served on the Helena Exchange Club board of directors and recently finished 9 years as a school board trustee in Clancy, Montana.

Chantelle R. Nash joined Eagle as a Compliance Manager in 2006 and served as Vice President/Compliance Officer since 2010. She was promoted to Senior Vice President/Chief Risk Officer in July 2014. Ms. Nash holds a Juris Doctor degree from University of Idaho College of Law in Moscow, Idaho and is a 2019 graduate of the Stonier Graduate School of Banking. She is also currently Vice President of the Big Sky Chapter of the American Business Women’s Association.

Mark A. O’Neill joined Eagle as the Butte Market President in February 2016. He was formerly with First Citizens Bank and Wells Fargo and served in various lending and management roles. He was promoted to Senior Vice President/Chief Lending Officer in October 2018. Mr. O’Neill holds a Bachelor of Arts degree in Economics from University of Montana in Missoula, Montana. He is a past board member of the Silver Bow Kiwanis and the Butte Local Development Corporation.

P. Darryl Rensmon joined Eagle in September 2016 as Vice President/Chief Information Officer and was promoted to Senior Vice President in October 2017. He is responsible for direction and control of the Company’s information systems and technology. He also plays an integral role in setting strategic direction of the Company’s FinTech and innovation initiatives. He was formerly the Chief Information Officer for Morrison-Maierle, Inc. and the President of Morrison-Maierle Systems Corp., which provided customized IT services and consulting to companies across Montana. He holds a Bachelor of Science degree in Information Systems Management from Montana State University-Billings. He is a 2021 graduate of the Stonier Graduate School of Banking and the Wharton Leadership Program. In addition, he currently serves as Head JV coach for the Helena Capital High School fastpitch softball team.

Linda M. Chilton joined the Bank in September 2014 as Branch Administrator. She was promoted to Vice President in 2018 and Senior Vice President/Chief Retail Officer in January 2020. She oversees the Marketing and Retail departments at the Bank. She has more than two decades of banking experience, holding leadership positions at community-focused financial institutions throughout Montana. Ms. Chilton graduated from the University of Montana with a Bachelor of Science degree in Business Administration.

Alana M. Binde joined the Bank in October 2008 as AVP/Human Resource Officer and served as Vice President/Human Resource Officer since 2013. She was promoted to Senior Vice President/Chief Human Resource Officer in April 2021. She has over 20 years of experience in Human Resource Management working in engineering, health/employee benefit insurance and aeronautics industries. Alana attended Montana State University studying Nutrition. She has achieved the certification of Professional Behavioral Analyst/12 Driving Forces. Alana is committed to supporting many animal rescue organizations throughout Montana.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table provides information concerning compensation paid to or earned by our Chief Executive Officer, and the two other most highly compensated executive officers of Eagle for the year ended December 31, 2021 whose total compensation exceeded $100,000 (the “named executive officers”).

2021 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Peter J. Johnson	2021	$360,000	$106,500	$--	$349,018	$815,518
President/Chief Executive Officer	2020	312,000	94,800	--	211,259	618,059

Laura F. Clark	2021	270,000	53,500	245,904	92,506	661,910
Executive Vice President/ Chief Financial Officer and Chief Operating Officer	2020	220,000	45,250	--	84,921	350,171

Dale F. Field Senior Vice President/ Chief Credit Officer	2021	180,000	30,000	--	59,581	269,581

(1)

The values in this column represent the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. We do not include any impact of expected forfeitures related to service-based vesting in these calculations. Each of these amounts reflects our expected aggregate accounting expense for these awards as of the grant date and do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers.

(2)	All other compensation for 2021 includes the following:

Name	401(k) Company Match	Life and Medical Insurance	Profit Sharing Contribution	Salary Continuation Agreement Benefit	ESOP	Total
Peter J. Johnson	$5,800	$10,897	$17,488	$310,899	$3,934	$349,018
Laura F. Clark	5,800	8,323	17,488	56,961	3,934	92,506
Dale F. Field	4,080	10,033	10,609	30,925	3,934	59,581

Employment Agreements. Eagle entered into an Employment Agreement, effective April 27, 2015, with Peter J. Johnson, its President and Chief Executive Officer. The Employment Agreement has a three-year term and renews annually for an additional year on April 27 unless the Board of Directors acts to prevent renewal at least thirty days before April 27. The Employment Agreement provides for an annual base salary of $246,000 per year, which may be increased from time to time (but not reduced – currently $360,000). Under the Employment Agreement, Mr. Johnson generally will be entitled to participate in all employee benefit plans including, but not limited to, retirement plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees.

The Employment Agreement provides that if Mr. Johnson’s employment is terminated for any reason other than for cause, or if Mr. Johnson terminates his employment for good reason within the meaning of Internal Revenue Code Section 409A, he will be entitled to receive his base salary for the remaining term of the Employment Agreement.

The Employment Agreement contains provisions requiring non-disclosure of confidential information regarding the business and activities of the Bank and contains provisions restricting Mr. Johnson’s ability to compete with the Bank for a one-year period after termination of his employment.

The Employment Agreement provides that Mr. Johnson is entitled to compensation if a change in control occurs during the term of the agreement. For purposes of the Employment Agreement, the term change in control is defined as it is defined in Internal Revenue Code Section 409A and implementing rules. Calculated as three times the executive’s salary and the executive’s cash bonus and cash incentive compensation, the lump-sum benefit is payable upon change in control. The agreement also promises continued health and dental insurance coverage for the remaining contract term and legal fee reimbursement if the Employment Agreement is challenged after a change in control.

Non-Contributory Profit Sharing Plan. Neither Eagle nor the Bank has a pension plan for employees. Instead, the Bank has established a non-contributory profit sharing plan for eligible employees who have completed one year of service with Opportunity Bank. The non-contributory plan enables Opportunity Bank to contribute up to 15% of qualified salaries each year. Last calendar year 4% was contributed. The percentage amount of the contribution is determined by the board of directors each year and is based primarily on profitability for the past year. For the year ended December 31, 2021, the Board authorized profit sharing contributions to Mr. Johnson of $17,488, to Ms. Clark of $17,488 and to Mr. Field of $10,609.

The Non-Contributory Profit Sharing Plan also allows employees to make contributions to a tax-qualified defined contribution savings plan or an employee owned 401(k) plan. Employees can contribute a portion of their salaries, (up to a maximum of $19,500 for 2021 for employees under age 50. Those 50 and older may contribute up to $26,000), to a 401(k) plan. Eagle’s Board has the authority to match up to a maximum of 50% of an employee’s contribution provided that the matching amount does not exceed 2% of such employee compensation. For the year ended December 31, 2021, the Bank contributed $5,800, $5,800 and $4,080 to each of Messrs. Johnson’s and Field’s and Ms. Clark’s 401(k) programs, respectively.

Salary Continuation Agreements. Another benefit offered by the Bank is a program to increase overall retirement benefits for employees to levels which more closely approximate those in comparable businesses. The Bank consulted with independent compensation consultants and developed a plan to supplement retirement benefits. The plan Opportunity Bank adopted covers nine of its senior officers, including Messrs. Johnson and Field and Ms. Clark, and six senior vice presidents. Benefit levels were reviewed by the compensation committee in 2020 and suggested changes were approved by the Board and adjusted in 2020. New entrants have their plans reviewed by the compensation committee and approved by the full Board of Directors. This nonqualified retirement plan is designated the Opportunity Bank of Montana Salary Continuation Agreement (the “Salary Continuation Agreement”). Under the Salary Continuation Agreement, each participant receives a fixed retirement benefit based on his or her years of service with Opportunity Bank. The Bank maintains insurance policies whose proceeds will reimburse the Bank for the payment of benefits under this plan. The annual retirement benefit is payable in monthly installments for the officer’s lifetime upon employment termination after attaining the normal retirement age of 65. The Salary Continuation Agreements also provide for partial payments in the event of early retirement, death or disability. The reduced benefit amounts in the event of an executive’s early retirement, death, or disability are calculated based on the liability accrual balance existing when employment termination occurs. Opportunity Bank of Montana recognizes nonqualified deferred compensation expense to maintain the plan. For the year ended December 31, 2021, nonqualified deferred compensation expense to maintain the plan was $759,688.

On August 20, 2021, the Bank entered into an amendment with Mr. Johnson that increased his defined retirement benefit. The amendment to President and Chief Executive Officer Peter J. Johnson’s Salary Continuation Agreement increases the annual benefit to be received by Mr. Johnson upon attaining age 65 from $78,000 to $92,500.

On September 21, 2020, the Bank entered into an amendment with Ms. Clark that increased her defined retirement benefit. The amendment to the Salary Continuation Agreement with Laura F. Clark, Executive Vice President and Chief Financial Officer, increases the annual benefit to be received by Ms. Clark upon attaining age 65 from $11,000 to $12,872. In addition, the amendment increased the annual benefit based on the amounts shown below:

Executive’s Age at Separation from Service	Annual Benefit

66	$16,766
67	21,398
68 or later	26,500

On August 20, 2021, the Bank entered into an amendment with Mr. Field that increased his defined retirement benefit. The amendment to the Salary Continuation Agreement with Dale F. Field, Senior Vice President/Chief Credit Officer, increases the annual benefit to be received by Mr. Field upon attaining age 65 from $61,500 to $70,000.

Split-Dollar Benefit Plan. The Bank has entered into agreements with six insurance companies for the purpose of establishing a split-dollar benefit plan. The Bank had life insurance policies for 23 officers of the Bank, including nine of the Bank’s executive officers as of December 31, 2021. The plan provides for the officers to receive life insurance benefits ranging from $50,000 to $75,000, provided they meet the eligibility requirements of the plan. The remainder of the life insurance benefits accrues to the Bank.

Bonus Plan. The Bank also maintains a discretionary cash bonus program (“Bonus Program”) for all eligible employees. The Bonus Program is based on performance measures tied to the employee’s job description. For the Chief Executive Officer and the other executive officers, the majority of the performance measurement is tied to the after-tax net profitability of Opportunity Bank and also its efficiency ratio. These measures are included in all officer and employee performance measures, but to a lesser degree than the executive officer, and include job specific factors. The Bank has implemented recommendations from Pearl Meyer and Partners, LLC for individual performance measures combined with Bank wide financial metrics to set target bonus amounts for officers and employees, while also comparing them to peer averages. The Board of Directors has final authority in providing bonuses. During the year ended December 31, 2021, Opportunity Bank paid total bonuses of $861,090. For that period, Mr. Johnson’s bonus was $106,500, Ms. Clark’s bonus was $53,500 and Mr. Field’s was $30,000.

Employee Stock Ownership Plan. In connection with its reorganization to the mutual holding company form of organization, the Bank established the ESOP for employees age 21 or older who have at least one year of credited service with the Bank. Additional shares were purchased in the second step stock offering completed in April 2010. Shares were also recently purchased in June 2021 subsequent to an issuer tender offer by the Company.

As of December 31, 2021, the ESOP held 239,902 shares of common stock that have not been allocated to Plan participants. These shares represent shares purchased by the ESOP in June 2021. Shares of common stock purchased by the ESOP were funded through loans from Eagle. Shares purchased in the second step offering by the ESOP were allocated to participants’ accounts over 12 years. Shares purchased in June 2021 will be allocated to participants’ accounts over 10 years. As of December 31, 2021, the Plan maintains 225,947 shares that have been allocated to Plan participants. A total of 465,849 shares are held in the Plan.

The ESOP is administered by the ESOP Committee of the Bank. The ESOP trustee must vote all allocated shares held by the ESOP in accordance with the instructions of participating employees. Unallocated shares will be voted by the ESOP trustee.

GAAP requires that any third party borrowing by the ESOP be reflected as a liability on Eagle’s statement of financial condition. Since the ESOP borrowed from Eagle, such obligation is eliminated in consolidation. However, the cost of unallocated shares is treated as a reduction of stockholders’ equity.

Contributions to the ESOP and shares released from the suspense account are allocated among ESOP participants on the basis of participants’ compensation as it relates to total participant compensation. Employees are fully vested upon completion of six years of service. Benefits may be payable upon retirement, early retirement, disability, death or separation from service.

The ESOP is subject to the requirements of ERISA and regulations of the IRS and the United States Department of Labor.

2011 Stock Incentive Plan. The 2011 Stock Incentive Plan, or Plan, was approved by the stockholders on October 20, 2011. The Plan was amended when approved by the stockholders on April 23, 2015, April 20, 2017 and April 23, 2020. Under the Plan, awards of Eagle’s common stock may be made to eligible directors, officers and employees. The maximum number of shares available to be awarded is 539,998. Awards available under the Plan include stock options (which includes non-qualified stock options and incentive stock options) and restricted stock. Any shares delivered pursuant to an award may consist, in whole or in part, of authorized but unissued shares or of treasury shares. No stock options have been awarded to date under the Plan. Further, no more than 246,427 shares may be available for awards granted in the form of options. If any shares covered by an award granted under the Plan, or to which such an award relates, are forfeited, or if an award otherwise terminates without the delivery of shares or of other consideration, then the shares covered by such award, or to which such award relates, or the number of shares otherwise counted against the aggregate number of shares available under the Plan with respect to such award, to the extent of any such forfeiture or termination, will again be available for granting awards under the Plan.

The purposes of the Plan are to encourage directors, officers and employees of Eagle to acquire a proprietary interest in the growth and performance of the Company, to create an increased incentive to contribute to the Company’s future success and performance, thus enhancing the value of the Company for the benefit of its stockholders, and to enhance the ability of the Company and its affiliates to attract and retain highly qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

Outstanding Equity Awards at December 31, 2021
Stock Awards
	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Name

Peter J. Johnson	--	$--
Laura F. Clark	10,900	250,482
Dale Field	--	--

(1)	Restricted stock vests over a five-year period.
(2)	Based on the December 31, 2021, closing share price of $22.98 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021, about our common stock that may be issued upon the exercise of options, warrants and rights and information regarding the number of securities available for future issuance under our current equity compensation plans, under which there are no outstanding options, warrants or rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in First Column)
Equity Compensation Plans Approved by Security Holders	--	N/A	246,427
Equity Compensation Plans Not Approved by Security Holders	--	N/A	--
Total	--	N/A	246,427

Change of Control Agreements

Eagle entered into Change of Control Agreements with Rachel R. Amdahl, Laura F. Clark, Chantelle R. Nash and Dale F. Field in 2015. In December 2017, Eagle entered into Change of Control Agreements with Mark A. O’Neill and P. Darryl Rensmon. In addition, Eagle entered into Change of Control Agreements in February 2021 with Linda M. Chilton and March 2021 with Alana M. Binde. The Change in Control Agreements provide a double trigger benefit equal to the sum of the executive’s annual salary and bonus for the most recently completed year. The benefits are payable if the executive’s employment is terminated without cause within two years after a change in control or if the executive resigns for good reason during the two years after a change in control. The Change in Control Agreements are for two years, renewing automatically for successive one-year periods unless Eagle provides written notice of nonrenewal 90 days before the contract anniversary date. The officer would also receive benefit payments (less co-payment amounts) for continued life, medical, dental and disability insurance coverage substantially identical to coverage maintained by the Bank before employment termination. Continued insurance coverage benefits are payable for the 12-month period following termination or, if sooner, until life, medical, dental and disability insurance coverage is obtained from another employer.

Assuming these agreements were in effect and all of the above-named officers had been terminated in connection with a change of control as of December 31, 2021, the officers would receive aggregate severance payments of approximately $1,650,655 based upon their current level of salary and bonus, plus 12 months of benefits coverage.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has determined to appoint Moss Adams LLP (Moss Adams) to act as independent registered public accounting firm for the fiscal year ending December 31, 2022. Neither Eagle’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of Moss Adams as Eagle’s independent registered public accounting firm. However, Eagle is submitting the appointment of Moss Adams to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firms at any time if they determine that such a change would be in the best interest of Eagle and its stockholders.

A representative of Moss Adams will participate in the Annual Meeting, and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Fees, Audit-Related Fees, Tax Fees, All Other Fees and Auditor Independence

Eagle incurred expenses related to services provided by its independent registered public accounting firm Moss Adams as follows:

	Years Ended December 31,
	2021	2020
Audit Fees(1)	$253,320	$301,262
Audit-Related Fees(2)	--	--
Tax Fees(3)	15,000	16,000
Total	$268,320	$317,262

(1)

These amounts relate to the annual audit of our consolidated financial statements included in our Annual Reports on Form 10-K, quarterly reviews of interim financial statements included in our Quarterly Reports on Form 10-Q, services normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for the indicated fiscal year, statutory audits of certain of our subsidiaries, and services related to filings under the Securities Act of 1933 and the Securities Exchange Act of 1934.

(2)	Audit-Related Fees refers to fees billed for assurance and related services that are reasonably related to the performance of the audit or review of financial statements other than audit fees.
(3)	These amounts consist of fees for tax compliance services, preparation of federal and state income tax returns, tax payment and planning advice.

The Audit Committee has concluded that the providing of non-audit services did not adversely impact the independence of Moss Adams. The Audit Committee is not authorized to approve any non-audit service engagement where the provision of such service by the independent accountants is prohibited by applicable law, the regulations of the SEC or the Nasdaq Marketplace Rules. The Audit Committee charter requires advance approval by the Audit Committee of all audit, audit-related, tax and all other services performed by the independent registered public accounting firm. During 2021 and 2020, the Audit Committee pre-approved all audit services, non-audit services, audit-related services and tax services performed by Moss Adams LLP on behalf of the Company. In approving any non-audit services, the Audit Committee considered whether the provision of such services would be compatible with maintaining the independence of Moss Adams LLP.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2021. The information contained in this report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation of this proxy statement by reference.

The primary role of the Audit Committee, as more fully described in its charter, is to assist the Board of Directors in its oversight of our corporate accounting and financial reporting process and to interact directly with and evaluate the performance of our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Our independent registered public accounting firm, Moss Adams, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB. In the performance of its oversight function, the Audit Committee has taken the following actions:

●	Reviewed and discussed Eagle’s audited financial statements for the 2021 fiscal year with the management of Eagle and the independent registered public accounting firm.

●

Discussed with Eagle’s independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB, regarding the independent registered public accounting firm’s communications with the Audit Committee.

●

Received written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed the independent registered public accounting firm’s independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Eagle’s Annual Report on Form 10-K for the year ended December 31, 2021, to be filed with the SEC.

Members of the Audit Committee: Maureen J. Rude, Chairman Rick F. Hays Cynthia A. Utterback Corey Jensen

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS EAGLE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022 UNDER THIS PROPOSAL 2.

PROPOSAL 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board of Directors proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as “say-on-pay” proposal). We recognize the interest our stockholders have in the compensation of our executives, and we are providing this advisory proposal in recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 also known as “the Dodd-Frank Act.”

Our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, while ensuring alignment of their interests with stockholders’ interests. Our named executive officers are critical to our success, and our compensation program is designed to reward them for their service to the Company, the achievement of specific performance goals, and the realization of increased stockholder value. The Compensation Committee reviews the compensation programs for our named executive officers, at least annually, to ensure the fulfillment of our compensation philosophy and goals. The Compensation Committee and the Board believe that its policies and procedures are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s recent and long-term success. At our 2021 Annual Meeting of Stockholders, approximately 97.5% of the votes cast by our stockholders approved the compensation in the 2021 proxy statement of our named executive officers.

Please read the summary compensation table and other related compensation tables and narratives, beginning on page 19, which provide detailed information on the compensation of our executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related compensation tables and narrative disclosure, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, we value the opinion of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 – APPROVAL OF AMENDMENT NO. 4 TO THE EAGLE BANCORP MONTANA, INC. 2011 STOCK INCENTIVE PLAN FOR DIRECTORS, OFFICERS AND EMPLOYEES

On February 24, 2022, our Board of Directors has adopted, subject to stockholder approval, Amendment No. 4 (the “Amendment”) to the Eagle Bancorp Montana, Inc. 2011 Stock Incentive Plan for Directors, Officers and Employees (the “Plan”) to provide for an increase in the number of shares of Restricted Stock for issuance under the Plan from 293,571 shares to 393,571 shares. We are seeking stockholder approval for this change.

The following is a summary of the material features of the Amendment, which is qualified in its entirety by reference to the provisions of the Amendment, attached hereto as Appendix A.

Purpose of the Proposed Amendment

The proposed Amendment will increase the number of Restricted Shares that may be issued to Participants. This benefits our stockholders by providing the Company with the flexibility to design an award structure that is intended to align the long-term financial interests of Participants in the Plan with those of our stockholders.

Description of the Proposed Amendment

On February 24, 2022, the Board of Directors approved an amendment to the Plan to increase the aggregate number of shares of Restricted Shares issuable under the Plan from 293,571 shares to 393,571 shares. As of February 28, 2022, 22,124 shares of common stock remain available for issuance as restricted stock grants under the Plan. We expect this will be sufficient for the normal grants to be made to plan participants immediately following the Annual Meeting. We do not expect to have a sufficient number of shares available for grants under this plan in future years. If the Amendment is approved by stockholders, 122,124 shares will be available for issuance as restricted stock grants under the Plan. The total share pool of 122,124 reflects the 22,124 shares that were available for grant as of February 28, 2022 plus an incremental increase of 100,000 shares, which increase represents approximately 1.5% of the Company’s outstanding common stock as of February 28, 2022.

Based on our current equity award practices, we expect that the shares that would be authorized by the Amendment would be sufficient for approximately three years, assuming we continue to grant awards consistent with our current practices and historical usage, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Amendment could last for a shorter or longer time.

If approved by the Company’s stockholders, the Amendment will be effective on April 21, 2022, the date of the Annual Meeting.

Summary of the Plan and Amendment

General. Subject to stockholder approval of the Amendment, the Plan authorizes the issuance to participants of up to 639,998 shares of our common stock pursuant to grants of restricted stock awards, incentive stock options and non-qualified stock options; provided, however, that the maximum number of shares of stock that may be delivered pursuant to the exercise of incentive stock options is 246,427. Further, the Plan contains a similar limitation on, the maximum number of shares of stock that may be provided in the form of restricted stock awards. Subject to stockholder approval of the Amendment, this limitation will be 393,571 shares (comprised of 22,124 shares that were available for grant as of February 28, 2022 plus an incremental increase of 100,000 shares), and of this amount, no more than 25% or 98,392 shares may be awarded to any individual.

The Plan is administered by the members of our Compensation Committee (the “Committee”) which must always consist of two or more “Disinterested Board Members,” as defined in the Plan. The Committee has the authority and discretion to determine how each award will be granted; to select the persons who will receive awards; to select the type of award to be granted and to determine when to accelerate an award; to establish the terms and conditions relating to each award; to adopt or rescind rules and regulations relating to the Plan; to interpret the Plan; and to make all other determinations necessary to administer the Plan. The Plan also permits the Board to appoint one or more separate committees of the Board of Directors, each composed of one or more directors of the Company who need not be disinterested, who may grant awards and administer the Plan with respect to employees and directors who are not considered officers or directors of the Company under Section 16 of the Exchange Act or for whom awards are not intended to satisfy the provisions of Section 162(m) of the Internal Revenue Code.

The Plan may be funded with authorized but unissued shares or with shares repurchased in open market transactions.

Eligibility. Employees and directors of Eagle or the Bank are eligible to receive awards under the Plan, except that non-employees may not be granted incentive stock options.

Types of Awards. The Committee may determine the type and terms and conditions of awards under the Plan, which shall be set forth in an award agreement delivered to each participant. Each award shall be subject to conditions established by the Committee that are set forth in the recipient’s award agreement, and shall be subject to vesting conditions and restrictions as determined by the Committee. Awards may be granted in a combination of incentive and non-qualified stock options or restricted stock.

Stock Options. A stock option is the right to purchase shares of common stock at a specified price for a specified period of time. Unless otherwise determined by the Committee, the exercise price may generally not be less than the fair market value of the closing price of a share of our common stock on that date or, if no closing price is reported for that date, the last business day immediately before the date the stock option is granted according to the terms of the Plan. Further, the Committee may not grant a stock option with a term that is longer than 10 years.

Stock options are either “incentive” stock options or “non-qualified” stock options. Incentive stock options have certain tax advantages that are not available to non-qualified stock options, and must comply with the requirements of Section 422 of the Internal Revenue Code. Only officers and employees are eligible to receive incentive stock options. Outside directors may only receive non-qualified stock options under the Plan. The maximum aggregate fair market value of stock (based on the price at time of grant) that will qualify as incentive options cannot exceed $100,000 for the year in which the options vest and first become exercisable. Options for any excess over that limit will be deemed a non-qualified stock option. Shares of common stock purchased upon the exercise of a stock option must be paid for at the time of exercise in cash or by such other means as the Committee may from time to time permit, including: (i) by personal, certified or cashiers check, (ii) by tendering, either actually or constructively, stock of Eagle owned by the participant in satisfaction of the exercise price, (iii) by a “net exercise” where the Company will reduce the number of shares issued by the largest number of whole shares that have a fair market value that does not exceed the exercise price, (iv) by a “cashless exercise” through a third party, or (v) by any form of payment acceptable to the Committee. The total number of shares that may be acquired upon the exercise of a stock option will be rounded down to the nearest whole share.

Restricted Stock. A restricted stock award is a grant of common stock to a participant for consideration (or no consideration) as may be required by the Committee or applicable law. Restricted stock awards may be granted only in whole shares of common stock and are subject to vesting conditions and other restrictions established by the Committee as set forth in the Plan or the award agreement. Prior to their vesting, unless otherwise determined by the Committee, the recipient of a restricted stock award may exercise any voting rights with respect to common stock subject to an award and receive any dividends and distributions with respect to the common stock. However, the Committee may permit or require in the award agreement, that the payment of cash dividends be deferred and reinvested in additional shares of Restricted Stock to the extent available and otherwise subject to the terms of the Plan.

Limitation on Awards Under the Plan. The maximum number of shares of stock that may be delivered pursuant to the exercise of stock options is 246,427 (all of which may be granted as incentive stock options unless the value of incentive stock options exercised in any one year exceeds $100,000), and, subject to stockholder approval of the Amendment, the maximum number of shares of stock that may be issued as restricted stock awards will be 393,571.

To the extent any shares of stock covered by an award (including restricted stock awards) under the Plan are not delivered to a participant or beneficiary because the award is forfeited or canceled or because a stock option is not exercised, then such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of stock available for delivery under the Plan. To the extent (i) a stock option is exercised by using an actual or constructive exchange of shares to pay the exercise price, or (ii) shares of stock covered by an award are withheld to satisfy withholding taxes upon exercise or vesting of the award, the number of shares of stock available shall be reduced by the gross number of stock options exercised rather than the net number of shares of stock issued.

In the event of a corporate transaction involving our stock (including any merger, consolidation, sale of all or substantially all Company property, reorganization, combination, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution) the Committee will, in an equitable manner, adjust any or all of the number and kind of securities deemed to be available for grants of stock options and restricted stock, the number and kind of securities that may be delivered or deliverable in respect of outstanding stock options and restricted stock and the exercise price of awards.

Performance Features

General. The Plan is designed so that stock options can be considered performance-based compensation. The Committee may designate whether any restricted stock awards granted to any participant are intended to be performance-based compensation.

Performance Measures. The performance measures that may be used for restricted stock awards designated as performance-based compensation will be based on any one or more of the following performance measures, as selected by the Committee: pre- or after-tax net earnings, sales growth, operating earnings, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stock price growth, stockholder returns, gross or net profit margin, earnings per share, price per share of stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Change of Control. Unless otherwise stated in an award agreement, upon the occurrence of a change of control of Eagle, all outstanding options then held by a participant, not otherwise assumed or replaced by comparable awards, will become fully exercisable and all restricted stock awards shall be fully earned and vested. As to any one or more outstanding awards which are so assumed or replaced, the Committee may also, upon such terms as it may deem appropriate, provide for such acceleration of exercisability and vesting even for awards that are so assumed or replaced in the event that the employment of the participants should subsequently terminate following such change of control. For the purposes of the Plan, a change of control occurs when (a) a person, or persons acting in concert, acquires ownership of stock of the Company that constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (b) a majority of the members of Eagle’s board of directors is replaced during any 18-month period by directors whose appointment is not endorsed by a majority of the members of the Company’s board of directors prior to the date of election; or (3) a person, or persons acting in concert, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Company immediately prior to the change of control.

Forfeiture. Unless the Committee provides otherwise, unvested awards are forfeited upon the participant’s termination of employment or directorship. Vested but unexercised stock options expire and are forfeited 60 days after the participant’s termination of employment or directorship (12 months if the termination is due to disability or death). In no event will unexercised options be exercisable more than ten years after the date of grant.

Awards will be terminated and forfeited for any participant who, during the course of employment with Eagle or an affiliate, engages in any activity in competition with the business of Eagle or the affiliate, or activity which is contrary or harmful to the interests of Eagle or the affiliate such as (1) conduct for which criminal or civil penalties may be sought; (2) violation of the policies of Eagle or the affiliate including personnel or insider trading policies; (3) taking employment in competition with Eagle or the affiliate; (4) disclosing or misusing any confidential or material information concerning Eagle or the affiliate; and (5) participating in a hostile takeover attempt, tender offer or proxy contest involving Eagle or the affiliate.

An award agreement may provide that if the exercise of the vested award following the termination of the participant’s service would be prohibited because the issuance of shares of stock would violate the registration requirements under the Securities Act, then the award will terminate and be forfeited on the earlier of (i) the expiration of the term of the award set forth in the award agreement or (ii) the expiration of a period of three consecutive months after the termination of the participant’s service during which the exercise of the award would not be in violation of such registration requirements.

If we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, any participant who is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 is required to reimburse us the amount of any payment in settlement of an award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement. In addition, in the event of an accounting restatement, the Committee, in its sole and exclusive discretion, may require that any participant reimburse us for all or any part of the amount of any payment in settlement of any award granted under the Plan.

Amendment and Termination. The Board of Directors may, at any time, amend or terminate the Plan or any award granted under the Plan, provided that, any amendment to an existing Award is consistent with the terms of the Plan and that such amendment does not impair the rights of the participant without the participant’s consent unless the amendment is required to comply with law. Amendments shall be subject to shareholder approval to the extent necessary to satisfy applicable law or the rules and regulations of any market on which or through which Eagle’s stock is traded.

Duration of Plan. The Plan, as amended, become effective on April 23, 2020 (the “Extended Effective Date”). Unless terminated by the Board at an earlier date, the Plan will remain in effect until immediately before the 10-year anniversary of the Extended Effective Date of the Plan.

Federal Income Tax Considerations. The following is a summary of the federal income tax consequences that may arise in conjunction with participation in the Plan.

Non-Qualified Stock Options. The grant of a non-qualified option will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and we will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant, except as described below regarding potential alternative minimum tax. The exercise of an incentive stock option will not result in taxable income to the participant provided the participant was, without a break in service, an employee of Eagle or the Bank during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code).

The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the calendar year in which the incentive stock option is exercised. An alternative minimum tax is paid by the participant if such tax exceeds the regular income tax for the year.

If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the exercise of such stock option, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed as a capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be a capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Restricted Stock. A participant who has been granted a restricted stock award will not realize taxable income at the time of grant if it is subject to vesting restrictions that constitute a “substantial risk of forfeiture” for federal income tax purposes. Vesting requirements are deemed such a restriction. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares and we will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the participant and we will be entitled to a corresponding deduction for tax purposes. A participant who makes an election under Section 83(b) of the Internal Revenue Code will include the full fair market value of the restricted stock award in taxable income in the year of grant at the grant date fair market value.

Withholding of Taxes. We may withhold amounts from participants to satisfy federal, state, local or other withholding tax requirements. Except as otherwise provided by the Committee, participants may have shares withheld from awards to satisfy the minimum tax withholding requirements.

Change of Control. Any acceleration of the vesting or payment of awards under the Plan in the event of a change of control or termination of service following a change of control may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Internal Revenue Code, which may subject the participant to a 20% excise tax and preclude our tax deduction of that amount.

Deduction Limits. Section 162(m) of the Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer and certain other officers in excess of $1,000,000 in any year.

Required Vote and Recommendation of the Board

In order to approve the Amendment, the proposal must receive the affirmative vote of a majority of the outstanding shares of common stock entitled to vote and present in person or by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF AMENDMENT NO. 4 TO THE EAGLE BANCORP MONTANA, INC. 2011 STOCK INCENTIVE PLAN FOR DIRECTORS, OFFICERS AND EMPLOYEES.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

The Bank has followed the policy of offering residential mortgage loans for the financing of personal residences and consumer loans to its officers, directors and employees. Loans are made in the ordinary course of business. Except for consumer loans to officers and employees, but not directors, with an interest rate one percent below the Bank prevailing rate, these loans are also made on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with persons not related to the Bank. These loans do not include more than the normal risk of collectability or present other unfavorable features. As of December 31, 2021, the aggregate principal balance of loans outstanding to all directors, executive officers and immediate family members of such individuals, and companies in which they are principals was approximately $342,000. No executive officer has had a consumer loan outstanding in excess of $120,000 since July 1, 2008 and none are currently contemplated.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors of Eagle knows of no other matters than those described herein to be brought before the Annual Meeting other than procedural matters incident to the conduct of the Annual Meeting. If further business is properly presented, the proxy holders will vote proxies, as determined by a majority of the Board of Directors.

HOUSEHOLDING

Company stockholders who share an address may receive only one copy of this proxy statement and the Annual Report from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this proxy statement and Annual Report to any stockholder who resides at a shared address and to which a single copy of the documents was delivered, if the stockholder makes a request by contacting our Corporate Secretary at P.O. Box 4999, Helena, Montana 59604, or by telephone at (406) 442-3080. If you wish to receive separate copies of this proxy statement and the Annual Report in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee. Registered stockholders sharing the same address and receiving multiple copies of Annual Reports or proxy statements may request the delivery of a single copy by writing or calling the Corporate Secretary.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Any stockholder proposal intended for inclusion in Eagle’s Proxy Statement and form of proxy related to Eagle’s April 2023 Annual Meeting of stockholders must be received by Eagle by November 16, 2022, pursuant to the proxy solicitation regulations of the Securities and Exchange Commission. Nothing in this paragraph shall be deemed to require Eagle to include in its Proxy Statement and form of proxy any stockholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at that time.

Eagle’s bylaws provide that in order for a stockholder to make nominations for the election of directors, a stockholder must deliver notice in writing of such nominations to the Secretary (1) not later than 60 days in advance of the first anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is within 30 days of the anniversary of the previous year’s annual meeting; and (2) with respect to any other annual meeting of stockholders, not later than the close of business on the seventh day following the date of public announcement of such meeting. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, Eagle may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal. The notice of nominations for election of directors must set forth certain information regarding each nominee for election as a director, including such person’s written consent to being named as a nominee and to serving as a director, if elected, and certain information regarding the stockholder giving such notice.

If a determination is made that an additional candidate is needed for the board, the Nominating Committee will consider candidates properly submitted by Eagle’s stockholders. Stockholders can submit the names of qualified candidates for director by writing to the Corporate Secretary at Eagle Bancorp Montana, Inc., P.O. Box 4999, Helena, Montana 59604. The Corporate Secretary must receive a submission not later than 60 days in advance of the first anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is within 30 days of the anniversary of the previous year’s annual meeting. A stockholder’s submission must be in writing and include the following information:

●	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

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a representation that the stockholder is a holder of record of Eagle’s stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice;

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whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or any of its affiliates with respect to any share of Eagle’s stock;

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a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

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such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board; and

●	the consent of each nominee to serve as a director of Eagle if so elected.

In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by Eagle. Stockholder submissions that are received and that meet the criteria outlined above will be forwarded to the Chair of the Nominating Committee for further review and consideration.

Whether or not you intend to attend the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need to obtain a proxy from your brokerage firm, bank, dealer or other organization that holds your shares in order to be able to vote at the Annual Meeting.

APPENDIX A

AMENDMENT NO. 4 TO THE

2011 STOCK INCENTIVE PLAN FOR DIRECTORS,

OFFICERS AND EMPLOYEES

This amendment shall be effective upon the approval of both the Board of Directors and Shareholders of Eagle Bancorp, Montana, Inc.

The Eagle Bancorp Montana, Inc. 2011 Stock Incentive Plan for Directors, Officers and Employees, as amended, is amended as follows:

1.    The first two sentences of Section 4, Stock Subject to the Plan, are amended to read as follows:

4. Stock Subject to the Plan. Subject to Section 8, the maximum aggregate number of shares of Restricted Stock which may be issued under the Plan on or after the Extended Effective Date is 393,571. The maximum aggregate number of shares of Stock which may be issued pursuant to or subject to Options granted under the Plan (either Incentive or Nonstatutory Options) on or after the Extended Effective Date is 246,427.

Approved by the Board of Directors on February 24, 2022

Approved by the Shareholders on ____________________

EAGLE BANCORP
MONTANA, INC.

VOTE

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Your vote matters – here's how to vote!

You may vote online, before or during the meeting or by phone instead of mailing this card.

Online
Go to **www.investorvote.com/EBMT** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2022 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposals 2, 3 and 4.

1. Election of five directors for the terms noted below:

01 - Laura F. Clark (two-year term)
02 - Benjamin G. Ruddy (three-year term)
03 - Maureen J. Rude (three-year term)
04 - Rick F. Hays (three-year term)
05 - Peter J. Johnson (three-year term)

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

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B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/EBMT

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Eagle Bancorp Montana, Inc.

Notice of 2022 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 21, 2022

The undersigned being a shareholder of Eagle Bancorp Montana, Inc. hereby appoints Thomas J. McCarvel and Shavon R. Cape, or each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders to be held at Opportunity Bank of Montana, 1400 Prospect Avenue, Helena, MT 59601 at 11:00 a.m., Mountain Time, on April 21, 2022, and any adjournments thereof. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Items 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.